Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-180408 and No. 333-195691 and No. 333-199857) of AVG Technologies N.V. of our report dated July 18, 2014, except for the effects of the revision related to the classification of certain liabilities as discussed in Note 2 to the consolidated financial statements, as to which the date is August 6, 2015, relating to the financial statements of WaveMarket, Inc., which appears in this Current Report on Form 6-K of AVG Technologies N.V.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 6, 2015